[Terex Logo]

                          TEREX CORPORATION [NYSE: TEX]

                                 CONFERENCE CALL
                            Thursday, April 22, 2004
                             8:30 a.m. Eastern Time

You are invited by Terex Corporation to participate in a conference call to review its first quarter 2004 financial results. The live call will begin on Thursday, April 22, 2004 at 8:30 a.m., Eastern Time. Ronald M. DeFeo, Chairman and CEO will host the call.

To access it, call (877) 726-6603 on Thursday, April 22, 2004 at least 10 minutes before the call is scheduled to begin.

To accommodate our audiences in earlier time zones or anyone unable to listen, there will be a replay of the teleconference. The replay will be available shortly after the conclusion of the call and can be accessed until Thursday, April 29, 2004 at 6:00 p.m., Eastern Time. To access the replay, please call
(800) 642-1687 and enter conference id #6683636.

International participants should call (706) 634-5517 at least 15 minutes before the start of the conference call. To access the replay, please call (706) 645-9291 and enter conference id #6683636.

Terex Corporation will be releasing its first quarter 2004 financial results to the wire services on Wednesday, April 21, 2004 after market close. You may visit our Website, www.terex.com for immediate access to this press release under the Investor Relations section.

Also, a simultaneous, listen-only mode webcast of this conference call will be available on www.terex.com. Those who wish to listen to the conference call should visit the Investor Relations section of the company's Website at least 15 minutes prior to the event's broadcast. Then, follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.

For further information, please contact Elizabeth Gaal, Investor Relations Associate at (203) 222-5942.

Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with 2003 revenues of $3.9 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American, American Truck Company, Amida, ATC, Atlas, Bartell, Bendini, Benford, Bid-Well, Canica, Cedarapids, Cedarapids/Standard Havens, CMI Johnson Ross, CMI Terex, CMI-Cifali, Comedil, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Jaques, Load King, Lorain, Morrison, O&K, P&H, Payhauler, Pegson, Peiner, Powerscreen, PPM, Re-Tech, RO-Stinger, Royer, Schaeff, Simplicity, Tatra, Terex, TerexLift, Terex Power, Terex Recycling, Terex Telelect and Unit Rig. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.
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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
                 Telephone: (203) 222-7170, Fax: (203) 222-7976